NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 31, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES FOURTH QUARTER AND 2004 YEAR RESULTS

SEATTLE, WA, March 31, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced its fourth quarter and 2004 year results.

Summary

For the fourth quarter of 2004, Emeritus reported revenues of $94.1 million compared to $58.9 million for the fourth quarter of 2003, an increase of approximately 60%, primarily as a result of lease acquisitions and higher occupancy. Net loss before preferred stock dividends for the fourth quarter of 2004 was $26.3 million compared to $3.4 million for the same quarter of 2003. The net loss for 2004, however, included charges of $18.7 million for an adverse jury verdict the Company had announced in February. In addition, the Company's lease accounting, which includes a large number of capital and financing leases, affects the comparison between 2003 and 2004. These effects are discussed in detail below in this release. Excluding the effect of the litigation reserve and the lease accounting, the Company's net loss for the fourth quarter would have declined approximately $1.0 million from 2003 to 2004. In 2004, the Company also recorded an impairment of $0.4 million related to land held for resale and provisions for federal and state income taxes arising out of sale-leaseback transactions increase by $0.4 million from 2003 to 2004. Taking these events into account, the Company's results would have improved approximately $1.9 million from the fourth quarter of 2003 to the fourth quarter of 2004. Dan Baty, the Company's CEO, said, "We are very pleased with the results of the fourth quarter. After taking into account the events discussed for the fourth quarter, the Company’s ongoing operations were profitable before Preferred Stock Dividends."

For the year 2004, Emeritus reported revenue of $317.9 million compared to $202.9 million for 2003, an increase of approximately 57%, again, primarily as a result of lease acquisitions and higher occupancy. Net loss for 2004 was $40.5 million compared to $8.1 million for 2003. Excluding the effect of the litigation reserve and lease accounting, the Company's net loss would have declined by approximately $0.8 million from 2003 to 2004. This result was further affected by several transactional events that occurred in 2003 and 2004: in 2004, the Company wrote off loan fees of $1.7 million in connection with a refinancing and reported equity losses of $0.8 million as its portion of Alterra's loss (the Company currently accounts for its interest in Alterra as an investment and does not report any portion of Alterra's results); in 2003, the Company reported a gain of $1.4 million on its sale of ARV stock; provisions for federal and state income taxes arising out of sale-leaseback transactions were $0.8 million greater in 2004 than in 2003. Additionally, amortization of deferred gains was $1.2 million greater in 2004 than in 2003, and the Company recognized a gain on the sale of a discontinued operation in 2004 of $687,000 that it wrote down by $950,000 in 2003. After taking these events into account, as well as the impairment discussed above, the Company's results would have improved approximately $3.1 million from 2003 to 2004.

Please see the reconciliation of the items discussed above in the table attached to this release. The Company believes that this analysis allows it to better evaluate the trends of its core ongoing operations.

The litigation charges that affect both the fourth quarter and full year results for 2004 arose as a result of a jury verdict in Texas based on claims of negligence at one of the Company's assisted living communities. The charge includes a reserve of $17.2 million and an additional $1.5 million accrual due to the actuarial impact of the verdict. The Company has appealed the verdict based on the significant legal errors that it believes occurred at trial. It has posted funds of $1.7 million to stay the proceedings while the appellate process runs its course, which could range from 18 months to three years. The Company will not be required to pay additional amounts until the appeal and further litigation is completed or the case is settled.

Fourth Quarter Results

Total operating revenues for the fourth quarter of 2004 were $94.1 million compared to $58.9 million for the fourth quarter of 2003, an increase of $35.2 million, or 59.7%. Approximately $32.4 million of the increase resulted from the acquisition or lease of 52 additional communities. Our revenue also increased approximately $3.8 million due primarily to increases in occupancy. The average occupancy rate for the fourth quarter increased 7.0 percentage points to 85.3% from 78.3%. Of the 52 additional communities, 38 were managed by us prior to acquisition and, as a result, management revenue declined from $1.6 million to $0.6 million.

Community operating expenses for the fourth quarter of 2004 increased by $43.4 million, or 120.2%, compared to the fourth quarter of 2003. $18.7 million of the increase is the result of additional accrued insurance expense related primarily to a jury award in one of our Texas communities. The 52 additional communities accounted for approximately $20.1 million of operating expense. The remaining increase of $4.6 million, or 12.7%, was primarily attributable to increases in costs related to opening special care units in 2003, charges related to the 2003 liability insurance program, and higher food costs, utilities, and repairs and maintenance.

Other, net for the fourth quarter of 2004 primarily reflected amortization of deferred gains of approximately $555,000, partially off-set by impairment of assets previously held for development of $447,000. Other, net for 2003 included deferred gain amortization of $553,000, off-set by a write-off of $141,000 associated with a community disposed in 2002.

The provision for income taxes of $273,000 expense for 2004 and $158,000 income for 2003 arise from the sale of properties in connection with sale-leaseback transactions, which resulted in Federal alternative minimum and state franchise tax liabilities. The Company has not normally incurred federal income tax and state franchise taxes as a result of its operations and transactions.

The net loss (before preferred dividends) for the fourth quarter of 2004 was $26.3 million as compared to $3.4 million in the fourth quarter of 2003. In comparing the net losses for these quarters, it is important to consider our property-related expenses, which includes depreciation and amortization, facility lease expense, and interest expense that is directly related to our communities, and which includes capital lease accounting treatment, finance accounting treatment, and straight-line accounting treatment of rent escalators for many of our leases. These lease accounting treatments result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years.

Our property-related expense for this quarter was $34.0 million, of which $31.1 million was associated with our leases due to the effects of lease accounting referred to above. Our actual capital and operating lease payments during this period were $23.5 million. Correspondingly, the net loss for the fourth quarter of 2003 reflected property-related expense of $20.3 million, of which, $15.8 million was associated with our leases. Our actual capital and operating lease payments for this period were $13.3 million. The increase in total property-related expense is due primarily to the acquisition and lease of 68 additional communities after September 30, 2003. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $2.4 million for the fourth quarter of 2003, compared to $7.7 million for the fourth quarter of 2004, an increase of $5.3 million. This increase is primarily attributable to capital lease accounting treatment of leases for 43 of the 68 communities referred to above.

It should be remembered that, notwithstanding the various effects of lease accounting, the actual lease payments required under most of our leases will continue to increase annually, and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Year 2004 Results

Total operating revenues for the 2004 year were $317.9 million compared to $202.9 million for 2003, an increase of $115.0 million, or 56.7%. Approximately $110.7 million of the increase resulted from the acquisition or lease of 81 additional communities after January 1, 2003. Our revenue also increased approximately $9.9 million, $5.8 million due to increases in occupancy, and the remainder primarily attributable to an increase in recognition of deferred move-in fees. The average occupancy rate for 2004 increased 4.6 percentage points to 82.2% from 77.6%. Average community monthly revenue per unit was $2,862 for 2004 compared to $2,766 for 2003, an increase of approximately $96 per occupied unit, or 3.5%, largely from the deferred move-in fee recognition. Of the 81 additional communities, 57 were managed by us and, as a result, management revenue declined from $10.2 million to $4.7 million.

Community operating expenses for the 2004 year increased by $97.0 million, or 78.4%, compared to 2003. Of this increase, the 81 additional communities accounted for approximately $71.7 million. In addition, $18.7 million of the increase is the result of additional accrued insurance expense related primarily to a jury award in one of our Texas communities. The remaining increase of $6.6 million, or 5.3%, was primarily attributable to increases in costs related to opening special care units in 2003, charges related to the 2003 liability insurance program, higher food costs, utilities, repairs and maintenance, and bad debts.

Depreciation and amortization, facility lease expense, and interest expense increased substantially as a result of acquisition or lease of a number of additional communities, much of the increase in depreciation and amortization and interest expense arising from capital and financing lease accounting treatment. In addition, interest expense for 2004 reflects a $1.7 million write-off of loan fees associated with a refinancing transaction.

Other, net for 2004 reflected a gain of $265,000 on the sale of land, amortization of deferred gains of approximately $2.2 million, $310,000 of resident late fees, partially off-set by our portion of Alterra’s net loss for December 2003 and January 2004 totaling $794,000, and impairment of assets previously held for development of $447,000. Other, net for 2003 included a gain of $1.4 million on the sale of ARV Assisted Living stock and amortization of deferred gains of $932,000.

Income from discontinued operations for the year ended December 31, 2004, was approximately $991,000 compared to a loss of $896,000 for the comparable period in 2003. This reflected a gain on sale of a community of approximately $687,000 in 2004 after a loss on impairment of the community of $950,000 in 2003.

The provision for income taxes of $1.2 million for 2004 and $418,000 for 2003 arise from the sale of properties in connection with sale-leaseback transactions, which resulted in Federal alternative minimum and state franchise tax liabilities. The Company has not normally incurred federal income tax and state franchise taxes as a result of its operations and transactions.

As was the case for the fourth quarter, it is important to consider our total property-related expenses in comparing net losses for the full twelve months of 2004 and 2003.

The net loss reflected in our consolidated statement of operations for the 2004 year was $40.5 million. Our property-related expense for this period was $113.5 million, of which, $94.5 million was associated with our leases due to the effects of lease accounting referred to above. Our actual capital and operating lease payments during this period were $75.2 million. Correspondingly, the net loss of $8.1 million for 2003 reflected property-related expense of $64.7 million, of which, $45.7 million was associated with our leases. Our actual capital and operating lease payments for this period was $41.0 million. The increase in total property-related expense is due primarily to the acquisition and lease of 68 additional communities after September 30, 2003. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $4.6 million for 2003, compared to $19.3 million for 2004, an increase of $14.7 million. This increase is primarily attributable to capital lease accounting treatment of leases for 43 of the 68 communities referred to above.

The Company retired its Preferred A stock in July and August 2003, resulting in a decrease in preferred stock dividend expense by $2.5 million to $3.7 million for 2004. In the third quarter of 2003, the Company also recorded a gain of $14.5 million associated with this retirement.

Same Community Results

Emeritus operated 83 communities in the fourth quarter of both 2004 and 2003. The revenue for those communities increased $3.9 million, primarily due to improvements in occupancy. Average occupancy increased by 6.7 percentage points from 77.5% in the fourth quarter of 2003 to 84.2% in the fourth quarter of 2004. Community operating expenses increased $3.3 million primarily from variable expenses in conjunction with higher occupancy level allocation of prior year insurance costs and the opening of memory loss units in 2003. Property-related expenses were down $249,000 due primarily to a reduction in loan fee amortization as a result of a refinancing in July 2004. Operating income after interest expense increased $852,000 from the fourth quarter of 2003.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims .We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

Emeritus Assisted Living
Consolidated Statements of Operations
(In thousands, except per share information)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Community revenue	$93,435	$57,328	$313,257	$192,706
Management fees	647	1,572	4,678	10,243
Total operating revenues	94,082	58,900	317,935	202,949

Expenses:
Community operations	79,554	36,120	220,630	123,630
General and administrative	6,946	6,674	26,274	24,040
Depreciation and amortization	11,060	4,750	32,721	12,126
Facility lease expense	9,615	8,971	38,390	33,831
Total operating expenses	107,175	56,515	318,015	193,627
Income (loss) from continuing operations	(13,093)	2,385	(80)	9,322

Other income (expense):
Interest income	153	166	595	664
Interest expense	(13,307)	(6,601)	(42,431)	(18,768)
Other, net	241	463	1,573	2,015
Net other expense	(12,913)	(5,972)	(40,263)	(16,089)

Loss from continuing operations before income taxes	(26,006)	(3,587)	(40,343)	(6,767)
Provision (benefit) for income taxes	(273)	158	(1,188)	(418)
Loss from continuing operations	(26,279)	(3,429)	(41,531)	(7,185)
Income (loss) from discontinued operations	(35)	67	991	(896)
Net loss	(26,314)	(3,362)	(40,540)	(8,081)
Preferred stock dividends	(949)	(998)	(3,737)	(6,238)
Gain on repurchase of Series A preferred stock	-	58	-	14,523
Net income (loss) to common shareholders	$(27,263)	$(4,302)	$(44,277)	$204

Basic income (loss) per common share:
Continuing operations	$(2.52)	$(0.43)	$(4.26)	$0.11
Discontinued operations	-	0.01	0.09	(0.09)
	$(2.52)	$(0.42)	$(4.17)	$0.02

Diluted income (loss) per common share:
Continuing operations	$(2.52)	$(0.13)	$(4.26)	$0.10
Discontinued operations	-	-	0.09	(0.08)
	$(2.52)	$(0.13)	$(4.17)	$0.02

Weighted average common shares outstanding:
Basic	10,797	10,274	10,623	10,255

Diluted	10,797	18,687	10,623	11,521

Emeritus Assisted Living
Same Community Statements of Operations (1)
(In thousands)

	Quarter Ended
	December 31,
	2004	2003

Operating revenue	$48,317	$44,379
Community operating expenses	(31,081)	(27,746)
Community operating income	17,236	16,633

Depreciation and amortization	(2,295)	(2,313)
Facility lease expense	(7,997)	(7,899)
Operating Income	6,944	6,421

Interest expense, net	(3,377)	(3,706)
Operating income after interest expense	$3,567	$2,715

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2003. Results exclude corporate general and administrative costs and the litigation reserve.

Emeritus Assisted Living
Reconciliation Table

The following table reconciles the events and items discussed in the press release to the Company's net loss for the fourth quarters of 2003 and 2004 and for the full year 2003 and 2004.

	Quarter Ended			Year Ended
(In thousands)	December 31,			December 31,
	2004	2003	Diff	2004	2003	Diff

Net Income / (loss) before events discussed	$197	$(1,663)	$1,860	$(1,315)	$(4,435)	$3,120

Jury verdict and impact on accrual	18,678	-	18,678	18,678	-	18,678
Effect of lease accounting ( expense versus cash payment )	7,668	2,411	5,257	19,267	4,646	14,621
Subtotal - Verdict and lease accounting impacts	26,346	2,411	23,935	37,945	4,646	33,299
Write-off of loan fees	-	-	-	1,692	-	1,692
Alterra equity losses	-	-	-	794	-	794
Sale of ARV stock	-	-	-	-	(1,436)	1,436
Sale / Leaseback tax provision ( benefit )	273	(158)	431	1,188	418	770
Impairment of land held for development	447	-	447	447	-	447
Amortization of deferred gains	(555)	(554)	(1)	(2,154)	(932)	(1,222)
Impairment / Gain on sale	-	-	-	(687)	950	(1,637)
Subtotal - Other Events	165	(712)	877	1,280	(1,000)	2,280
Net loss	$(26,314)	$(3,362)	$(22,952)	$(40,540)	$(8,081)	$(32,459)